                                                                     EXHIBIT 8.3

                       [LETTERHEAD OF BROWN & WOOD LLP]


USA Group Secondary Market Services, Inc.
30 South Meridian Street
Indianapolis, Indiana  46204-3503



                                                        April 29, 1997



     Re:  SMS Student Loan Trust 1997-A
          Floating Rate Asset Backed Senior Notes
          Floating Rate Asset Backed Subordinate Notes
          --------------------------------------------

Ladies and Gentlemen:

     We have acted as special tax counsel to USA Group Secondary Market Services, Inc. ("SMS") and SMS Student Loan Trust 1997-A, a Delaware business trust (the "Issuer") and counsel for the Underwriters, for the purpose of rendering the opinion contained herein in connection with the transactions set forth in (i) the Loan Sale Agreement to be dated as of April 1, 1997 (the "Loan Sale Agreement") between the Issuer, SMS, as seller, NBD Bank, N.A. ("NBD"), as trustee for SMS, and The First National Bank of Chicago ("First Chicago"), as Eligible Lender Trustee, (ii) the Servicing Agreement to be dated as of April 1, 1997 (the "Servicing Agreement") among the Issuer, USA Group Loan Services, Inc. ("Loan Services"), as servicer, SMS, as seller, and First Chicago, as eligible lender trustee, (iii) the Administration Agreement to be dated as of April 1, 1997 (the "Administration Agreement") among the Issuer, SMS, as administrator, and Bankers Trust Company ("BTC"), as indenture trustee, (iv) the Indenture to be dated as of April 1, 1997 (the "Indenture"), between the Issuer and BTC, as indenture trustee, and (v) the Trust Agreement to be dated as of April 1, 1997 (the "Trust Agreement") among SMS, as depositor, the Secondary Market Company, Inc. ("SMC") and First Chicago, as Eligible Lender Trustee. The Issuer was formed pursuant to the Trust Agreement. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Servicing Agreement, the Loan Sale Agreement, the Administration Agreement, the Indenture or the Trust Agreement, as applicable.

     The Issuer will issue its Floating Rate Asset Backed Senior Notes (the "Senior Notes") and Floating Rate Asset Backed Subordinate Notes (the "Subordinate Notes" and, together with the

Senior Notes, the "Notes") pursuant to the Indenture. In that connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion, including (a) the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), (b) the preliminary Prospectus dated April 29, 1997 (the "Prospectus") and the preliminary Prospectus Supplement dated April 29, 1997 (the "Prospectus Supplement"), relating to the Senior Notes, (c) the Indenture, (d) the Servicing Agreement, (e) the Trust Agreement, (f) the Administration Agreement, (g) the Loan Sale Agreement, and (h) forms of the Notes.

     Based upon, and assuming compliance with, the foregoing, we are of the opinion that the statements set forth in the Prospectus under the headings "Summary of Terms -- Tax Considerations" and "Certain Federal Income Tax Consequences" and in the Prospectus Supplement under the headings "Summary of Terms -- Tax Considerations" and "Certain Federal Income Tax and State Tax Consequences" (to the extent relating to federal income tax consequences), to the extent that they constitute matters of law or legal consideration with respect thereto, including our conclusions as set forth therein that for federal income tax purposes (i) the Trust will be neither an association taxable as a corporation nor a publicly traded partnership taxable as a corporation, and (ii) the Senior Notes will, and the Subordinate Notes should, constitute indebtedness for federal income tax purposes, are correct in all material respects.

     We are members of the bar of the State of New York, and we do not express any opinion as to any laws other than the law of the State of New York and the federal law of the United States of America.

     The opinion set forth herein is expressly subject to there being no additional facts that would materially affect the validity of the assumptions and conclusions set forth herein or upon which this opinion is based.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to a reference to this firm (as counsel to SMS) under the headings "Summary of Terms -- Tax Considerations" and "Legal Matters" in the Prospectus Supplement forming a part of the Registration Statement, without implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations or the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit. Except as stated above, no one other than you shall be entitled to rely on the opinions expressed herein. This opinion letter is not intended to be employed in any transaction other than the one described above and is being delivered to you on the understanding that, except as stated above, neither it nor its contents may be published, communicated or otherwise made available, in whole or in part, to any other party or entity without, in each instance, our specific prior written consent.

                                        Very truly yours,



                                        /s/ Brown & Wood LLP

                                       3